Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-269296

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated October 25, 2023. GS Finance Corp. $ Absolute Return Trigger Real Estate Select Sector SPDR® Fund-Linked Notes due guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be January 30, 2025) is based on the performance of the Real Estate Select Sector SPDR® Fund (ETF) as measured from and including the trade date (expected to be October 27, 2023) to and including the determination date (expected to be January 27, 2025), unless a barrier event has occurred.

The return on your notes is linked to the performance of the ETF, and not to that of the Real Estate Select Sector Index on which the ETF is based.

A barrier event will occur if, on any day during the measurement period, which is the period from but excluding the trade date to and including the determination date, the closing level of the ETF (i) increases by more than 20% or (ii) decreases by more than 20%, in each case from the initial ETF level (set on the trade date and will be an intra-day level or the closing level of the ETF on the trade date).

If a barrier event has occurred at any time during the measurement period, the return on your notes will be positive and at maturity you will receive $1,050 for each $1,000 face amount of your notes (representing a return of 5%), regardless of the final ETF level (which is the closing level of the ETF on the determination date). A barrier event may occur at any point during the measurement period; however, you will not receive $1,050 for each $1,000 face amount of your notes until maturity and you will receive such amount regardless of the final ETF level.

If a barrier event has not occurred, the return on your notes will be positive and for each $1,000 face amount of your notes you will receive the greater of (i) $1,050 and (ii) the $1,000 face amount plus the product of $1,000 times the absolute value of the ETF return, which is the percentage increase or decrease in the final ETF level from the initial ETF level. For example, if the ETF return is either -10% or +10%, your return will be +10%.

At maturity, for each $1,000 face amount, (i) if a barrier event has occurred you will receive $1,050 and (ii) if a barrier event has not occurred, you will receive the greater of (a) $1,050 and (b) the sum of (1) $1,000 plus (2) $1,000 times the absolute value of the ETF return (not less than $1,050 and not more than $1,200). If the increase in the final ETF level from the initial ETF level exceeds 20% or the decrease in the final ETF level from the initial ETF level exceeds 20%, you will only receive $1,050.

A purchaser of these notes in the secondary market should determine if a barrier event has already occurred. The occurrence of a barrier event could significantly affect both the secondary market trading price of these notes and the amount that a holder of the notes will receive at maturity. See page PS-4.

At maturity, for each $1,000 face amount of your notes you will receive an amount in cash equal to:

•
if a barrier event has not occurred, the greater of (i) $1,050 and (ii) the sum of (a) $1,000 plus (b) the product of $1,000 times the absolute value of the ETF return, which sum will be no more than $1,200; or
•
if a barrier event has occurred, $1,050.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-11.

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $925 and $955 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date: expected to be November 1, 2023	Original issue price: 100% of the face amount
Underwriting discount: 0.75% of the face amount	Net proceeds to the issuer: 99.25% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. dated , 2023.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $925 and $955 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $ per $1,000 face amount).

Prior to , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through ). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

●
General terms supplement no. 8,999 dated February 13, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

INVESTMENT THESIS

For investors who:

•
believe that a barrier event (described below) will not occur and that the ETF return or absolute value of the ETF return will be greater than 5% but not more than 20%;
•
want limited exposure to the greater of (i) 5% and (ii) the absolute value of the ETF return, assuming a barrier event does not occur;
•
are willing to forgo exposure to such ETF return or absolute value of the ETF return if a barrier event occurs and in that case are willing to receive a contingent return of 5% instead; and
•
are willing to accept that, if a barrier event has not occurred, the return on the notes will be limited to between 5%, on the lower end of the range, and 20%, on the higher end of the range, and, if a barrier event has occurred, the return on the notes will be limited to 5%.

A barrier event will occur if, on any day during the measurement period, the closing level of the ETF (i) declines below the lower barrier of 80% of the initial ETF level or (ii) increases above the upper barrier of 120% of the initial ETF level.

Considerations for Secondary Market Purchasers

A purchaser of these notes in the secondary market should determine if a barrier event has already occurred. The occurrence of a barrier event could affect both the secondary market trading price of these notes after a secondary market purchase and the amount a secondary market purchaser will receive at maturity. In order to determine if a barrier event has occurred, you should determine if, on any date from the day after the trade date to the date of your purchase, the closing level of the ETF was less than 80% of the initial ETF level or the closing level of the ETF was greater than 120% of the initial ETF level. Certain financial websites make ETF levels publicly available, which can be helpful when determining whether a barrier event may have occurred. If you would like assistance in determining whether a barrier event has occurred, please call GS&Co. at (212) 902-0300.

Terms AND CONDITIONS

CUSIP / ISIN: 40057WTQ0 / US40057WTQ05

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underlier: the Real Estate Select Sector SPDR® Fund (current Bloomberg symbol: “XLRE UP Equity”), or any successor underlier, as it may be modified, replaced or adjusted from time to time as provided herein

Underlying index: with respect to the underlier, the Real Estate Select Sector Index

Face amount: $ in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: On the stated maturity date, the company will pay, for each $1,000 of the outstanding face amount, an amount in cash equal to the cash settlement amount.

Cash settlement amount:

•
if a barrier event has not occurred, the greater of (i) $1,050 and (ii) the sum of (a) $1,000 plus (b) the product of $1,000 times the absolute underlier return; or
•
if a barrier event has occurred, the sum of (i) $1,000 plus (ii) the product of $1,000 times the contingent return

Initial underlier level (set on the trade date): an intra-day level or the closing level of the underlier on the trade date

Final underlier level: the closing level of the underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of the underlier” below

Underlier return: the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage

Absolute underlier return: the absolute value of the underlier return, expressed as a percentage (e.g., a -10% or +10% underlier return will equal a +10% absolute underlier return)

Contingent return: 5%

Measurement period: the period from but excluding the trade date to and including the determination date, excluding any date or dates on which the calculation agent determines that a market disruption event occurs or is continuing or that the calculation agent determines is not a trading day. Notwithstanding the immediately preceding sentence, if the calculation agent determines that a market disruption event occurs or is continuing on the last day of the measurement period (i.e., the determination date) or that day is not otherwise a trading day, the determination date, and therefore the last day for the measurement period, will be postponed as described under “— Determination date” below.

Barrier event: on any trading day during the measurement period, (i) the closing level of the underlier is less than the lower barrier or (ii) the closing level of the underlier is greater than the upper barrier.

Lower barrier: 80% of the initial underlier level

Upper barrier: 120% of the initial underlier level

Trade date: expected to be October 27, 2023

Original issue date (set on the trade date): expected to be November 1, 2023

Determination date (set on the trade date): expected to be January 27, 2025, unless the calculation agent determines that a market disruption event occurs or is continuing on such day or such day is not a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. However, the determination date will not be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If a market disruption event occurs or is continuing on the day that is the last possible determination date or such last possible day is not a trading day, that day will nevertheless be the determination date.

Stated maturity date (set on the trade date): expected to be January 30, 2025, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Closing level: for any given trading day, the closing sale price or last reported sale price, regular way, for the underlier, on a per-share or other unit basis:

•
on the principal national securities exchange on which that underlier is listed for trading on that day, or
•
if the underlier is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that underlier.

If the underlier is not listed or traded as described above, then the closing level for the underlier on any day will be the average, as determined by the calculation agent, of the bid prices for the underlier obtained from as many dealers in the underlier selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or the company’s affiliates.

The closing level of the underlier is subject to adjustment as described under “— Anti-dilution adjustments” below.

Trading day: a day on which (i) the exchange on which the underlier has its primary listing is open for trading and (ii) the price of one share of the underlier is quoted by the exchange on which such underlier has its primary listing

Successor underlier: any substitute underlier approved by the calculation agent as a successor underlier as provided under “— Discontinuance or modification of the underlier” below

Underlier investment advisor: at any time, the person or entity, including any successor investment advisor or trustee, as applicable, that serves as an investment advisor or trustee to the underlier as then in effect

Underlier stocks: at any time, the stocks that comprise the underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to the underlier:

● a suspension, absence or material limitation of trading in the underlier on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

● a suspension, absence or material limitation of trading in option or futures contracts relating to the underlier in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

● the underlier does not trade on what was the primary market for the underlier, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

● a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

● a decision to permanently discontinue trading in option or futures contracts relating to the underlier.

For this purpose, an “absence of trading” in the primary securities market on which shares of the underlier are traded, or on which option or futures contracts, if available, relating to the underlier are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in shares of the underlier or in option or futures contracts, if available, relating to the underlier in the primary market for the underlier or those contracts, by reason of:

● a price change exceeding limits set by that market,

● an imbalance of orders relating to the shares of the underlier or those contracts, or

● a disparity in bid and ask quotes relating to the shares of the underlier or those contracts,

will constitute a suspension or material limitation of trading in shares of the underlier or those contracts in that market.

Consequences of a market disruption event or a non-trading day: If a market disruption event occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination date” above.

If the calculation agent determines that the closing level of the underlier that must be used to determine the cash settlement amount is not available on the last possible determination date because of a market disruption event, a non-trading day or for any other reason (other than as described under “— Discontinuance or modification of the underlier” below), then the calculation agent will nevertheless determine the level of the underlier based on its assessment, made in its sole discretion, of the level of the underlier on that day.

Discontinuance or modification of the underlier: If the underlier is delisted from the exchange on which the underlier has its primary listing and the underlier investment advisor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to the underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the amount payable on the stated maturity date by reference to such successor underlier.

If the calculation agent determines that the underlier is delisted or withdrawn from the exchange on which the underlier has its primary listing and there is no successor underlier, the calculation agent will determine the amount payable on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlier.

If the calculation agent determines that the underlier, the underlier stocks or the method of calculating the underlier is changed at any time in any respect — including any split or reverse split of the underlier, a material change in the investment objective of the underlier and any addition, deletion or substitution and any reweighting or rebalancing of the underlier stocks and whether the change is made by the underlier investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason —then the calculation agent will be permitted (but not required) to make such adjustments in the underlier or the method of its calculation as it believes are appropriate to ensure that the levels of the underlier, used to determine the amount payable on the stated maturity date, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Anti-dilution adjustments: The calculation agent will have discretion to adjust the closing level of the underlier if certain events occur (including those described above under “— Discontinuance or modification of the underlier”). In the event that any event other than a delisting or withdrawal from the relevant exchange occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the level of the underlier or any other term. The calculation agent shall have no obligation to make an adjustment for any such event.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Overdue principal rate: the effective Federal Funds rate

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels during the measurement period including on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day during the measurement period, and no one can predict what the final underlier level will be on the determination date. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlier, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-11 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upper barrier	120% of the initial underlier level
Lower barrier	80% of the initial underlier level
Contingent return	5%
Neither a market disruption event nor a non-trading day occurs during the measurement period, including on the originally scheduled determination date

No change in or affecting the underlier, any of the underlier stocks or the policies of the underlier's investment advisor or the method by which the sponsor of the underlier’s underlying index calculates its underlying index

Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return and the amount that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date and may be higher or lower than the actual closing level of the underlier on that date.

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the middle column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, assuming that a barrier event does not occur (i.e., the closing level of the underlier is not less than the lower barrier or greater than the upper barrier on any trading day during the measurement period), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, assuming that a barrier event occurs (i.e., the closing level of the underlier is less than the lower barrier or greater than the upper barrier on one or more trading days during the measurement period), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
	Barrier Event Has Not Occurred	Barrier Event Has Occurred
200.000%	N/A	105.000%
175.000%	N/A	105.000%
150.000%	N/A	105.000%
120.000%	120.000%	105.000%
115.000%	115.000%	105.000%
110.000%	110.000%	105.000%
105.000%	105.000%	105.000%
104.000%	105.000%	105.000%
100.000%	105.000%	105.000%
97.000%	105.000%	105.000%
95.000%	105.000%	105.000%
90.000%	110.000%	105.000%
85.000%	115.000%	105.000%
80.000%	120.000%	105.000%
79.999%	N/A	105.000%
60.000%	N/A	105.000%
50.000%	N/A	105.000%
25.000%	N/A	105.000%
0.000%	N/A	105.000%

If, for example, a barrier event has occurred and the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 105.000% for each $1,000 face amount of your notes, as shown in the table above. Additionally, if the final underlier level were determined to be 50.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 105.000% for each $1,000 face amount of your notes, as shown in the table above.

If, for example, a barrier event has not occurred and the final underlier level were determined to be 85.000% of the initial underlier level, the absolute underlier return would be 15.000% and the cash settlement amount that we would deliver on your notes at maturity would be 115.000% for each $1,000 face amount of your notes, as shown in the table above. However, you will benefit from the absolute underlier return only if a barrier event has not occurred. Because a barrier event will occur if, on any trading day during the measurement period (including the determination date), the closing level of the underlier is below the lower barrier (80.000% of the initial underlier level) or above the upper barrier (120.000% of the initial underlier level), the cash settlement amount that we will deliver at maturity if a barrier event has not occurred will be limited to between 105.000% and 120.000% (representing a return of between 5.000% and 20.000%) for each $1,000 face amount. As a result, you would not benefit from a final underlier level on the determination date (or a closing level of the underlier on any other trading day during the measurement period) that is greater than the upper barrier or less than the lower barrier. In fact, a final underlier level on the determination date (or a closing level of the underlier on any other trading day during the measurement period) that is greater than the upper barrier or less than the lower barrier will cause the cash settlement amount that we will deliver at maturity to be limited to 105.000% (representing a contingent return of 5.000%) for each $1,000 face amount.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlier level were any of the hypothetical levels shown on the horizontal axis. The chart shows that, if a barrier event occurs at any time during the measurement period, any hypothetical final underlier level would result in a hypothetical payment amount of 105.000% for each $1,000 face amount of the note (the horizontal line that crosses the 105.000% marker on the vertical axis). The chart also shows that, if a barrier event does not occur at any time during the measurement period, any hypothetical final underlier level between 80.000% and 120.000% (the section between the 80.000% and 120.000% markers on the horizontal axis) would result in a hypothetical payment amount that is greater than or equal to 105.000%, but less than or equal to 120.000%, for each $1,000 face amount of the note (the section on or above the 105.000% marker on the vertical axis but on or below the 120.000% marker on the vertical axis).

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-13.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual initial underlier level, which we will set on the trade date, the actual closing levels of the underlier during the measurement period and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 8,999. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 8,999.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc. as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Potential for the Value of Your Notes to Increase Will Be Limited

If a barrier event has not occurred, the cash settlement amount at maturity for each $1,000 face amount of your notes will be limited to between $1,050, on the lower end of the range, and $1,200, on the higher end of the range (representing a return of 5%, on the lower end of the range, and 20% on the higher end of the range), depending on the absolute underlier return. If a barrier event has occurred, the cash settlement amount at maturity for each $1,000 face amount of your notes will be limited to $1,050 (representing the contingent return of 5%), regardless of the underlier return.

You will benefit from the absolute underlier return only if a barrier event has not occurred. Because a barrier event will occur if, on any trading day during the measurement period (including the determination date), the closing level of the underlier is less than the lower barrier or greater than the upper barrier, the cash settlement amount that we will deliver at maturity if a barrier event has not occurred will be limited to between 105%, on the lower end of the range, and 120%, on the higher end of the range (representing a return of between 5%, on the lower end of the range, and 20%, on the higher end of the range) for each $1,000 face amount. As a result, you would not benefit from a final underlier level on the determination date (or a closing level of the underlier on any other trading day during the measurement period) that is greater than the upper barrier or less than the lower barrier. In fact, a final underlier level on the determination date (or a closing level of the underlier on any other trading day during the measurement period) that is greater than the upper barrier or less than the lower barrier will cause the cash settlement amount that we will deliver at maturity to be limited to 105% (representing the contingent return of 5%) for each $1,000 face amount.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Underlier Level

Your ability to participate in any change in the level of the underlier over the life of your notes will be limited and the return on your notes may change significantly despite only a small change in the underlier level. If a barrier event occurs and the final underlier level is greater than the initial underlier level, your return on the notes is limited to the contingent return no matter how much the final underlier level may increase above the initial underlier level. This means that, while an increase in the level of the underlier of 20% will not cause a barrier event to occur, an increase of greater than 20% will cause a barrier event to occur and your return on the notes will be limited to the contingent return. Accordingly, if a barrier event occurs and the underlier return is positive, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier stocks.

Similarly, if a barrier event occurs and the final underlier level is less than the initial underlier level, your return will be limited to the contingent return and you will not receive the benefit of the absolute underlier return. This means that, while a decrease in the level of the underlier of 20% will not cause a barrier event to occur, a decrease of greater than 20% will cause a barrier event to occur and your return on the notes will be limited to the contingent return. Accordingly, if a barrier event occurs and the underlier return is negative, you will not receive the benefit of the absolute underlier return.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlier or the Underlier Stocks

The return on your notes will not reflect the return you would realize if you actually owned shares of the underlier or underlier stocks and received the distributions paid on the shares of the underlier. You will not receive any dividends that may be paid on any of the underlier stocks by the underlier stock issuers or the shares of the underlier. See “—You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock” below for additional information.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock

Investing in your notes will not make you a holder of any shares of the underlier or any underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier or the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier or the underlier stocks or any other rights of a holder of any shares of the underlier or the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the underlier or any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

• whether a barrier event has occurred;

• the level of the underlier;

• the volatility — i.e., the frequency and magnitude of changes — in the closing level of the underlier;

• the dividend rates of the underlier stocks;

• economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks, and which may affect the closing level of the underlier;

• interest rates and yield rates in the market;

• the time remaining until your notes mature; and

• our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the underlier based on its historical performance.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

Additional Risks Related to the Underlier

The Policies of the Underlier’s Investment Advisor and the Sponsor of the Underlier’s Underlying Index Could Affect the Amount Payable on Your Notes and Their Market Value

The underlier’s investment advisor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the underlier investment advisor concerning the calculation of the net asset value of the underlier, additions, deletions or substitutions of securities in the underlier and the manner in which changes affecting its underlying index are reflected in the underlier that could affect the market price of the shares of the underlier, and therefore, the amount payable on your notes on the stated maturity date. The amount payable on your notes and their market value could also be affected if the underlier investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlier, or if the underlier investment advisor discontinues or suspends calculation or publication of the net asset value of the underlier, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the closing level of the underlier on the determination date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing level of the underlier on the determination date and the amount payable on your notes more fully under “Terms and Conditions — Discontinuance or modification of the underlier” on page PS-6 of this pricing supplement.

In addition, the sponsor of the underlier’s underlying index, owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the sponsor of the underlier’s underlying index concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market price of shares of the underlier and, therefore, the amount payable on your notes and their market value.

There is No Assurance That an Active Trading Market Will Continue for the Underlier or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlier is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the shares of the underlier and a number of similar products have been listed for trading on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlier or that there will be liquidity in the trading market.

In addition, the underlier is subject to management risk, which is the risk that the underlier investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The underlier is also not actively managed and may be affected by a general decline in market segments relating to its underlying index. The underlier investment advisor invests in securities included in, or representative of, its underlying index regardless of their investment merits. The underlier investment advisor does not attempt to take defensive positions in declining markets. In addition, the underlier’s investment advisor may be permitted to engage in securities lending with respect to a portion of the underlier's total assets, which could subject the underlier to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the underlier is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.

Further, the underlier is subject to listing standards adopted by the securities exchange on which the underlier is listed for trading. There can be no assurance that the underlier will continue to meet the applicable listing requirements, or that the underlier will not be delisted.

The Underlier and Its Underlying Index Are Different and the Performance of the Underlier May Not Correlate With the Performance of Its Underlying Index

The underlier may not hold all or substantially all of the equity securities included in its underlying index and may hold securities or assets not included in its underlying index. Therefore, while the performance of the underlier is generally linked to the performance of its underlying index, the performance of the underlier is also linked in part to shares of equity securities not included in its underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the underlier investment advisor.

Imperfect correlation between the underlier’s portfolio securities and those in its underlying index, rounding of prices, changes to its underlying index and regulatory requirements may cause tracking error, which is the divergence of the underlier’s performance from that of its underlying index.

In addition, the performance of the underlier will reflect additional transaction costs and fees that are not included in the calculation of its underlying index and this may increase the tracking error of the underlier. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the underlier and its underlying index. Finally, because the shares of the underlier are traded on an exchange and are subject to market supply and investor demand, the market value of one share of the underlier may differ from the net asset value per share of the underlier.

For all of the foregoing reasons, the performance of the underlier may not correlate with the performance of its underlying index. Consequently, the return on the notes will not be the same as investing directly in the underlier or in its underlying index or in the underlier stocks or in its underlying index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of its underlying index.

The Underlier Is Concentrated in the Real Estate Sector and Does Not Provide Diversified Exposure

The underlier is not diversified. The underlier’s assets are concentrated in the real estate sector, which means the underlier is more likely to be more adversely affected by any negative performance of the real estate sector than an underlier that has more diversified holdings across a number of sectors. An investment in a real property company may be subject to risks similar to those associated with direct ownership of real estate, including, by way of example, the possibility of declines in the value of real estate, losses from casualty or condemnation, and changes in local and general economic conditions, supply and demand, interest rates, environmental liability, zoning laws, regulatory limitations on rents, property taxes, and operating expenses. Some real property companies have limited diversification because they invest in a limited number of properties, a narrow geographic area, or a single type of property.

Risks Related to Tax

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIER

The shares of the Real Estate Select Sector SPDR® Fund (the “underlier”) are issued by a series of the Select Sector SPDR® Trust (the “trust”), a registered investment company.

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The underlier is an exchange-traded fund that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Real Estate Select Sector Index (the “index”). The index includes companies in the S&P 500® Index that have been identified as Real Estate companies by the Global Industry Classification Standard, including securities of companies from the following industries: real estate management and development; diversified real estate investment trusts (“REITs”); industrial REITs; hotel and resort REITs; office REITs; health care REITs; residential REITs; retail REITs; and specialized REITs. The S&P 500® Index is a broad-based securities market index that includes common stocks of approximately 500 companies from a number of sectors representing a significant portion of the market value of all stocks publicly traded in the United States.
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The return on your notes is linked to the performance of the underlier, and not to that of the index on which the underlier is based. The performance of the underlier may significantly diverge from that of its index.
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The underlier’s investment advisor is SSGA Funds Management, Inc.
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The underlier's shares trade on the NYSE Arca under the ticker symbol “XLRE”.
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The trust’s SEC CIK Number is 0001064641.
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The underlier’s inception date was October 7, 2015.

Where Information About the Underlier Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above.

In addition, information regarding the underlier (including its fees and top ten holdings and weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the underlier’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

We Obtained the Information About the Underlier From the Trust’s Publicly Available Information

This pricing supplement relates only to your note and does not relate to the underlier. We have derived all information about the underlier in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the underlier in connection with the offering of your note. Furthermore, we do not know whether all events occurring before the date of this pricing supplement – including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading prices of shares of the underlier – have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the underlier could affect the value you will receive at maturity and, therefore, the market value of your note.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the underlier. As an investor in a note, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlier has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underlier. The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the underlier from January 1, 2018 through October 23, 2023. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity ETFs. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the Real Estate Select Sector SPDR® Fund

Closing Level
50
40
30
20
10
0
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
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a bank;
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a regulated investment company;
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a life insurance company;
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a tax-exempt organization;
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a partnership;
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an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
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a person that owns the notes as a hedge or that is hedged against interest rate risks;
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a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
•
a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

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a citizen or resident of the United States;
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a domestic corporation;
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an estate whose income is subject to U.S. federal income tax regardless of its source; or
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a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, and subject to the discussion below regarding fixed but deferred contingent payments, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity.

We have determined that the comparable yield for the notes is equal to % per annum, compounded semi-annually with a projected payment at maturity of $ based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period through December 31, 2023
January 1, 2024 through December 31, 2024
January 1, 2025 through

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Subject to the discussion below regarding fixed but deferred contingent payments, Any gain you recognize upon the sale, exchange or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Fixed but deferred contingent payments

Notwithstanding the rules described above, special rules apply to a contingent payment debt instrument where all the remaining contingent payments on such instrument become fixed more than six months before all of the contingent payments on such instrument become due. This rule would apply to your notes, for example, if on a date that is more than six months prior to maturity it a barrier event occurs. Although not entirely clear, we think that in such a case it would be reasonable for an initial holder of the notes to recognize an ordinary loss equal to any interest previously accrued on the notes in excess of the contingent return, and to cease accruing interest over the remainder of the notes. Thereafter, any gain or loss you recognize from a subsequent sale of the notes should generally be characterized as capital gain or loss.

The application to your notes of the rules governing contingent payments that become fixed are not clear, and the Internal Revenue Service could assert that the tax consequences to you should be different than described above. You are urged to consult your tax advisor regarding the application of these rules to your particular circumstances.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

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a nonresident alien individual;
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a foreign corporation; or
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an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon the sale, exchange, or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlier during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Supplemental plan of distribution; conflicts of interest

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement no. 8,999 and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $ .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 0.75% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee to SIMON Markets LLC, a broker-dealer in which an affiliate of GS Finance Corp. holds an indirect minority equity interest, for services it is providing in connection with this offering.

We expect to deliver the notes against payment therefor in New York, New York on November 1, 2023. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents

$

GS Finance Corp.

Absolute Return Trigger Real Estate Select Sector SPDR® Fund-Linked Notes due

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC